Exhibit 99.4

Sibling Entertainment Completes Acquisition of
NEWCO4EDUCATION; Announces New Mission, Board and
Management Team

Press Release Source: Sibling Entertainment Group Holdings, Inc. On Monday January 3, 2011, 8:50 am EST

NEW YORK and ATLANTA, Jan. 3, 2011 (GLOBE NEWSWIRE) — Sibling Entertainment Group Holdings, Inc. (Pink Sheets:SIBE - News) ("the Company") today announced that on December 30, 2010, it closed on its previously announced acquisition of NEWCO4EDUCATION, LLC ("NEWCO"), and that it is now a wholly owned subsidiary of the Company. In conjunction with the transaction there has been a significant change in the strategy, operations, management and equity structure of the Company. A complete summary is available at the Company's web site, www.newco4education.com.

"We are dedicated to developing a business that serves the needs of the educational community, in both operations and technology. All of the management team are committed to delivering quality educational programs and technologies," said Gerald Sullivan, the new Chairman of the Board of Directors. A summary of those changes includes:

Strategy and Operations: The Company intends to be a significant player in the charter school and educational technology marketplaces. It will operate an educational management organization (EMO), whose mission will be the operations of schools, focused on charter schools. It will also operate a division whose mission is technology and services, aimed at improving educational performance, both in traditional schools, and online in a 'virtual' environment. The headquarters will be in Atlanta, GA, along with the EMO division. The technology and services division will be based in Phoenix, AZ.

Board and Management: In conjunction with the merger, the Board of Directors has been expanded to five (5), with Mitchell Maxwell and Christian Fitzgerald remaining from the Company's Board prior to the merger, with a mission to complete bringing the Company's financial reporting to a current state. Richard Bernstein has resigned to make room for the new members of the Board. The new individuals in their respective capacities are:

Gerald F. Sullivan, Chairman of the Board of Directors - Age 69 - Served 35 years as an executive in various industries including, but not limited to, commercial banking, home health care, and application software development and sales. Also served seven years as a college professor, teaching finance and management in classroom and online environments. He holds a Doctor of Business Administration.

Amy Savage-Austin, Member of the Board of Directors - Age 41 - She has 10 years' experience, primarily in the area of finance with large publicly traded corporations. She currently is Assistant Professor and Program Director for Undergraduate Studies at a University. She has both classroom and online teaching experience, and holds a Ph. D in Business.

Stephen C. Carlson, CEO and Member of the Board of Directors - Age 65 - He has 40 years' experience in business to business software system sales and provides strategic management consulting to a variety of technology and consumer products. He is currently a college professor, teaching marketing and management, in classroom and online environments. His education includes a Doctor of Business Administration.

Oswald Gayle, Chief Financial Officer — Age 51 — Mr. Gayle is a senior financial executive with extensive public company experience. His educational background includes a Graduate Certificate of Taxation from Fordham Business School and a Bachelor of Science from the University of London. He is both a Certified Public Accountant and a Chartered Accountant (U.K.).

Equity Structure: In completing the acquisition of NEWCO, the Company has issued a new form of common stock to the prior members of NEWCO which is convertible at the option of the holders, in aggregate, into a number of shares equal to 85% of the shares outstanding. Holders of debentures from the Company whose value was in excess of $3.7 million, have converted their debts into the same form of common stock, with their holdings convertible, in aggregate, into a number of shares representing 10% of the outstanding stock. The transaction was completed with the consent of the debenture holders, as well as the consent from voting shareholders whose interest in the outstanding stock of the Company immediately before the transaction was in excess of 52%. At closing there were 46,635,816 shares of common stock outstanding and issued, and 4,090,000 warrants.

NEWCO4EDUCATION, LLC is a recently formed entity with a focus on providing services and technology aimed at increasing the performance in educational settings. It is a wholly owned subsidiary of the Company, and intends to operate through two (2) divisions, its Educational Management Organization (EMO) and its Technology and Services Group (TSG). The EMO intends to provide school management services, primarily within the charter school arena. The TSG division is focused on the development and deployment of software, systems and procedures to enhance the rate of learning in both primary and secondary education. It is based in Atlanta, Georgia, with its primary office located at 3500 Lenox Road, Suite 1500, Atlanta, GA 30326. Its phone is 404-551-5274, and its web site is www.newco4education.com ..

Safe Harbor: This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Entertainment Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Entertainment Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.